EXHIBIT 11.6

TENDER OFFER DISCLOSURES BY WALKER WINGSAIL SYSTEMS PLC FOR TENDER OFFER FOR THE EQUITY SECURITIES OF WALKER WINGSAIL AMERICA INC

The following information is provided as required by Rule 14d-6 adopted by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and Regulation 14D promulgated thereunder.

1. The identity of the bidder for the equity securities of Walker Wingsail America Inc is Walker Wingsail Systems plc.

2.    The identity of the subject company is Walker Wingsail America Inc.

3. By this tender offer, Walker Wingsail Systems plc seeks to buy more than 50% and up to 100% of the 2,386,680 shares of the common stock of Walker Wingsail America Inc issued and outstanding, which constitutes all of the common stock of said company. The consideration for the purchase of the aforesaid stock is two Ordinary Shares of Walker Wingsail Systems plc for every one share of the common stock of Walker Wingsail America Inc.

4.    The scheduled expiration date of the tender offer is 31 August 1997.

5. Securities deposited pursuant to this tender offer may be withdrawn by any such holder making such deposit during the period that this offer remains open. Notice of withdrawal shall be deemed to be timely upon the receipt by Walker Wingsail Systems plc of a written notice of withdrawal specifying the name(s) of the tendering stock holder(s), the number or amount of the securities to be withdrawn and the name(s) in which the certificate is registered, if different from that of the tendering security holder(s). Walker Wingsail Systems plc shall not release the withdrawn securities unless it receives the aforesaid notice, which notice shall be signed by the holder of record of such securities, which signature must be notarised.

6. Although Walker Wingsail America Inc has obtained a trading symbol and is listed on the NASD OTC electronic bulletin board, a market for such securities never developed and none of its securities has traded in a recognised securities market.

7. Walker Wingsail Systems plc is a corporation organised and existing pursuant to the Companies Act 1948-81 of England, no. 1566677, having a principal place of business and a principal office at Devonport Royal Dockyard, Plymouth, Devon PL1 4SG, United Kingdom.

      The Board of Directors of Walker Wingsail Systems plc consists of John Walker (Chairman), Jean Walker (Managing Director) and Peter Turgoose. John Walker is responsible for the engineering management of the company, and Jean Walker is the managing director of the company concentrating on marketing, operations, finance and administration. Peter Turgoose is a member of the Board of Directors but not an executive of the company. The authorised capital of the company is divided into 66,000 Founder Shares and 149,934,000 Ordinary Shares. All the Founder Shares and 64,021,181 Ordinary Shares are issued and outstanding. Of these shares John Walker and Jean Walker each hold 33,000 Founder Shares and Peter Turgoose holds 300,000 Ordinary Shares.

8. On 5 May 1995, Walker Wingsail Systems plc entered into a license agreement with Walker Wingsail America Inc for the granting of certain rights in the Americas in relation to the technology of Walker
      Wingsail Systems plc for an access fee of [Pound Sign]560,000, a product fee (partially deferred) of [Pound Sign]247,500 in respect to a particular design and a royalty on sales of products not manufactured or supplied by Walker Wingsail Systems plc. Walker Wingsail Systems plc accounted for the access fee of [Pound Sign]560,000 in the year ended 30 March 1996 by way of an equivalent write-down of development costs. On 30 March 1996 [Pound Sign]122,170 of these fees had been received in respect of the product fee. During the year ended 30
      March 1996, Walker Wingsail Systems plc sold a ZEFYR 43 boat to Walker Wingsail America Inc for [Pound Sign]225,000. This amount was paid prior to the year ended 30 March 1996.

      In the year ended 30 March 1996, Walker Wingsail Systems plc paid costs of $297,938 with respect to the marketing and trading activities of Walker Wingsail America Inc, including costs allocated from the overhead of that Company.

9. The consideration for the capital stock of Walker Wingsail America Inc subject of this tender offer is the authorised but unissued shares of Walker Wingsail Systems plc. There is no other consideration involved in this tender offer. Walker Wingsail America Inc was formed for the express purpose of developing a business presence for the Walker wingsail products in the Americas. To achieve this goal, the original business plan for Walker Wingsail America Inc was to raise capital through the sale of its equity. This plan has not been realised despite the expenditure of significant effort and money to raise such further capital and to maintain Walker Wingsail America Inc as a reporting company in the United States.

      In the event that the proposed tender offer is successful, the license agreement between Walker Wingsail America Inc and Walker Wingsail Systems plc will be terminated insofar as Walker Wingsail America inc is in default of the terms and provisions of that agreement. A successful tender offer will result in the reorganisation of Walker Wingsail America Inc by the management of Walker Wingsail Systems plc for the express purpose of offering Walker Wingsail America Inc for sale as a reporting company having a presence on the NASD OTC electronic bulletin board.

      At the incorporation of Walker Wingsail America Inc, Mr John Walker and Mrs Jean Walker were issued shares by that company which presently amount to 38% of the issued and outstanding shares of Walker Wingsail America Inc. No transaction with respect to capital stock of Walker Wingsail America Inc has occurred within the 60 days preceding the date of the disclosure statement. In connection with the anticipated tender offer, Mr and Mrs Walker have waived their right to surrender their shares in Walker Wingsail America Inc for shares in Walker Wingsail Systems plc.

10. Other than an agreement in principal reached by the management of both companies with respect to this tender offer, there does not exist any contract, arrangement, understanding or relationship between Walker Wingsail Systems plc and any of the individual persons enumerated in this disclosure statement with respect to any securities of Walker Wingsail America Inc.

11. There are no persons, employed, retained or to be compensated by Walker Wingsail Systems plc, or by any person on that company's behalf, to make solicitations or recommendations in connection with the anticipated tender offer.

12. The most recent financial statements of Walker Wingsail America Inc and Walker Wingsail Systems plc are annexed hereto as Exhibit B.

13. Annexed hereto as Exhibit A is a proposed "agreement of takeover" which has been approved by the respective Boards of Directors of Walker Wingsail America Inc and Walker Wingsail Systems plc.

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this disclosure statement is true, complete and correct.

WALKER WINGSAIL SYSTEMS PLC


By:.______________________________
John Walker, President


Dated:  10 July 1997